Exhibit 99.4

Unaudited Pro Forma Condensed Combined Financial Statements

Basis of Presentation

On February 28, 2014 (the “Closing Date”), Wesco Aircraft Holdings, Inc. (“Wesco”) completed its acquisition of Haas Group Inc. (“Haas”) for a purchase price of approximately $560.2 million (which amount has been adjusted to reflect certain working capital and other purchase price adjustments) in cash, pursuant to the Agreement and Plan of Merger, which Wesco entered into with Haas and Flyer Acquisition Corp., a wholly owned subsidiary of Wesco, on January 30, 2014, as amended (the “Agreement and Plan of Merger”). The purchase price is subject to additional purchase price adjustments for cash, working capital, debt, transaction expenses and certain other matters. The acquisition of Haas was financed through a combination of a new $525.0 million term loan B facility (the “Term Loan B Facility”), cash on hand and drawings under Wesco’s existing revolving facility (the “Revolving Facility”).  As a result of the acquisition, Haas became a wholly owned subsidiary of Wesco.

The unaudited pro forma condensed combined balance sheet gives effect to the acquisition and related transactions as if they had occurred on December 31, 2013.  The unaudited pro forma condensed combined statements of earnings for the three months ended December 31, 2013 and the year ended September 30, 2013 give effect to the acquisition and related financing transactions as if they had occurred on October 1, 2012.

Wesco’s fiscal year ends on September 30, while Haas’ year ends on December 31. The unaudited pro forma combined balance sheet combines Wesco’s historical consolidated balance sheet as of December 31, 2013 with Haas’ historical unaudited consolidated balance sheet as of December 31, 2013. The unaudited pro forma combined statement of earnings for the three months ended December 31, 2013 combines Wesco’s historical consolidated statement of earnings for the three months ended December 31, 2013 with Haas’ historical unaudited consolidated statement of operations for the three months ended December 31, 2013. The unaudited pro forma combined statement of earnings for the year ended September 30, 2013 combines Wesco’s historical consolidated statement of earnings for the year ended September 30, 2013 with Haas’ historical unaudited consolidated statement of operations for the year ended December 31, 2013.

The following unaudited pro forma condensed combined financial information is derived from the historical consolidated financial information of Wesco and Haas, adjusted to give effect to the completed acquisition, including the financing of the acquisition through the entry into the Term Loan B Facility, the use of cash on hand and borrowings under the Revolving Facility, in each case, reflecting the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.  The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the historical financial statements of (i) Wesco, which are included in its Annual Report on Form 10-K for the year ended September 30, 2013 and its Quarterly Report on Form 10-Q for the three months ended December 31, 2013, and (ii) Haas, which are included in its consolidated unaudited financial statements for the nine months ended September 30, 2013 and 2012 and in its consolidated financial statements for the years ended December 31, 2012 and 2011, which are included as Exhibits 99.2 and 99.3, respectively, to the Current Report on Form 8-K/A to which this Exhibit 99.4 is a part.

The pro forma adjustments are preliminary and have been made solely for informational purposes. The actual results reported by Wesco in periods following the acquisition may differ significantly from those reflected in these unaudited pro forma condensed combined financial statements for a number of reasons, including but not limited to, cost savings from operating efficiencies, synergies and the impact of the incremental costs incurred in integrating the two companies. As a result, the pro forma condensed combined financial information is not intended to represent and does not purport to be indicative of what the combined company’s financial condition or results of operations would have been had the acquisition and the related financing transactions been completed on the applicable dates of this pro forma condensed consolidated financial information. In addition, this pro forma condensed combined financial information does not purport to project the future financial condition and results of operations of the combined company.

No effect has been given in the unaudited pro forma condensed combined statements of earnings for operating benefits that may be realized through the combination of entities and the elimination of non-recurring items such as transaction costs related to the acquisition of $0.2 million, certain non-recurring executive compensation and other corporate costs that Wesco does not expect to incur after taking control of Haas.

The acquisition is accounted for using the purchase method of accounting whereby the assets acquired and liabilities assumed as of the Closing Date, including identifiable intangible assets, are recorded at their estimated fair value. The excess of the consideration transferred over the fair value of the identifiable assets acquired and liabilities assumed is recognized as goodwill.

The accompanying unaudited pro forma condensed combined financial statements have been prepared based on preliminary assessments of the fair values of the assets to be acquired and the liabilities to be assumed. The final allocation of that consideration will be determined after the fair values of Haas’ tangible assets, identifiable intangible assets and liabilities as of the effective time of the acquisition are determined. The finalization of the purchase accounting assessment may result in changes in the valuation of assets and liabilities acquired which could be materially different from those reflected in the pro forma company’s combined financial statements subsequent to the acquisition.

Wesco Aircraft Holdings, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2013

(In thousands, except per share data)

	Historical
	Wesco Aircraft Holdings, Inc. and Subsidiaries	Haas Group Inc.	Pro Forma Adjustments		Pro Forma

Current Assets:
Cash and cash equivalents	$55,549	$26,197	$(25,715)	a	$56,031
Accounts receivables, net	158,940	93,001	—		251,941
Inventories, net	671,654	66,439	—		738,093
Prepaid expenses and other current assets	15,540	2,420	—		17,960
Income taxes receivable	11,747	2,046	14,383	b	28,176
Current deferred income taxes	39,307	3,620	—		42,927
Total current assets	952,737	193,723	(11,332)		1,135,128

Property buildings and equipment, net	27,602	18,168	1,953	b	47,723
Deferred financing costs, net	8,217	3,175	6,986	b	18,378
Goodwill	562,641	63,283	228,674	b	854,598
Intangible assets, net	98,099	63,326	61,674	b	223,099
Investment in affiliate	—	4,247	7,608	b	11,855
Other assets	673	2,543	—		3,216
Total assets	$1,649,969	$348,465	$295,563		$2,293,997

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$106,183	$55,362	$10,161		$171,706
Income taxes payable	3,485	646	—		4,131
Short-term debt	5,500	2,739	3,130	c	11,369
Capital lease obligations - current portion	1,249	—	—		1,249
Total current liabilities	116,417	58,747	13,291		188,455

Long-term debt	562,500	176,980	382,770	c	1,122,250
Capital lease obligations	1,393	—	—		1,393
Deferred income taxes	74,180	4,944	27,352	b	106,476
Other noncurrent liabilities	—	3,315	7,144	b	10,459
Total liabilities	754,490	243,986	430,557		1,429,033

Stockholders’ Equity:
Common stock, $0.001 par value per share,950,000,000 shares authorized; 94,776,683 shares issued and outstanding as of September 30, 2013	95	—	—		95
Common stock purchase warrants	—	1,257	(1,257)	d	0
Additional paid-in capital	393,888	106,159	(106,159)	d	393,888
Accumulated other comprehensive loss	(10,768)	(10,431)	10,431	d	(10,768)
Retained earnings	520,716	7,494	(38,009)	d	490,201
Treasury stock	(8,452)	—	—		(8,452)
Total Wesco’s stockholders’ equity	895,479	104,479	(134,994)		864,964
Total liabilities and stockholders’ equity	$1,649,969	$348,465	$295,563		$2,293,977

See accompanying notes to the unaudited condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Earnings

For the three months ended December 31, 2013

(In thousands, except per share data)

	Historical
	Wesco Aircraft Holdings, Inc. and Subsidiaries	Haas Group Inc.	Pro Forma Adjustments		Pro Forma
Net sales	$224,722	$147,244	$—		$371,966
Cost of Sales	146,664	114,078	(750)	e	259,992
Gross profit	78,058	33,166	750		111,974
Selling, general, administrative, depreciation and amortization expenses	37,445	26,309	81	b	—
	—	—	502	g	—
	—	—	(263)	i	—
	—	—	(180)	f	63,894
Income from operations	40,613	6,857	610		48,080
Interest expense, net	(4,222)	(2,850)	(1,948)	h	(9,020)
Other income (expense), net, including equity affiliate income	754	(246)	—		508
Income before income taxes	37,145	3,761	(1,338)		39,568
Provision for income taxes	(12,775)	(997)	508	j	(13,264)
Net income	$24,370	$2,764	$(830)		$26,304

Basic	$0.26				$0.28

Diluted	$0.25				$0.27

Shares used in the per share calculations:
Basic	94,869				94,869

Diluted	96,963				96,963

See accompanying notes to the unaudited condensed combined financial statements

Wesco Aircraft Holdings, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Earnings

For the year ended September 30, 2013

(In thousands, except per share data)

	Historical
	Wesco Aircraft Holdings, Inc. and Subsidiaries	Haas Group Inc. (for the year ended December 31, 2013)	Pro Forma Adjustments		Pro Forma
Net sales	$901,608	$595,909	$—		$1,497,517
Cost of Sales	579,309	462,545	(3,000)	e	1,038,854
Gross profit	322,299	133,364	3,000		458,663
Selling, general, administrative, depreciation and amortization expenses	141,497	107,199	326	b	—
	—	—	2,009	g	—
	—	—	(1,052)	i	—
	—	—	(180)	f	249,799
Income from operations	180,802	26,165	1,897		208,864
Interest expense, net	(25,178)	(11,956)	(7,789)	h	(44,923)
Other income (expense), net, including equity affiliate income	2,003	(22)	—		1,981
Income before income taxes	157,627	14,187	(5,892)	c	165,922
Provision for income taxes	(52,815)	(3,760)	2,239	j	(54,336)
Net income	$104,812	$10,427	$(3,653)		$111,586

Basic	$1.12				$1.20

Diluted	$1.09				$1.16

Shares used in the per share calculations:
Basic	93,285				93,285

Diluted	95,844				95,844

See accompanying notes to the unaudited condensed consolidated financial statements

Notes to the Unaudited Pro Forma Combined Consolidated Financial Statements

(Dollar amounts in thousands, except share and per share amounts)

The effective date of the acquisition is assumed to be December 31, 2013 for purposes of preparing the Unaudited Pro Forma Condensed Combined Balance Sheet. The effective date of the acquisition is assumed to be October 1, 2012 for purposes of preparing the unaudited pro forma condensed combined statements of earnings. See also “Unaudited Pro Forma Condensed Combined Financial Statements — Basis of Presentation” for further information.

Pro Forma Adjustments

(a) Cash and Cash Equivalents

The pro forma adjustments to cash and cash equivalents includes $30,515 of transaction costs expected to be incurred after September 30, 2013 as a result of the acquisition and the net difference in cash of $4,800 between the cash consideration paid of $560,200 and the $565,000 of proceeds from debt. Prior to September 30, 2013, Wesco incurred $180 of transaction costs related to the acquisition of Haas, which are reflected in its historical balance sheet at December 31, 2013 and historical results of operations for the year ended September 30, 2013 and three months ended December 31, 2013.

Transaction costs represent Wesco’s direct costs of the acquisition. These costs include legal, accounting, valuation, and other advisory fees paid to third parties related to due diligence and closing the transaction.

(b) Goodwill

The pro forma adjustments to goodwill include the reversal of Haas’ goodwill of $63,283 as of December 31, 2013 and the addition of the preliminary purchase price allocation to goodwill of $291,957 for the acquisition of Haas. The adjustments reflect the preliminary allocation of the purchase price for the acquisition of Haas. The acquisition of Haas by Wesco is being treated as a purchase with Wesco as the accounting acquirer in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805 “Business Combinations.” Accordingly, Wesco will recognize identifiable assets acquired and liabilities assumed at fair value.

As of the date of the Current Report on Form 8-K/A to which this Exhibit 99.4 is a part, management has used draft third party valuations and other information to complete the preliminary valuation of such assets and liabilities. Accordingly, the preliminary purchase price allocation used for the purpose of this unaudited pro forma financial information has been allocated on a preliminary basis using financial information as of December 31, 2013.

Wesco is in the process of evaluating the fair value of tangible and intangible assets acquired and liabilities assumed which will be based on independent appraisals and estimates by management and will be finalized prior to the filing of its Annual Report on Form 10-K for the year ended September 30, 2014. Therefore, the purchase price allocation is subject to adjustment, and such adjustments could be material.

Management has determined the preliminary allocation of the purchase price for the acquisition as follows (in thousands):

Purchase consideration for the acquisition of Haas:
Cash consideration (1)	$560,200
Plus:
Debt assumed	619
Deferred income taxes (2)	32,296
Less:
Intangible assets (3)	(125,000)
Property and equipment (4)	(20,121)
Other assets/liabilities, net (5)	(156,037)
Goodwill	$291,957

(1)         Cash consideration included payment for the estimated net working capital, as defined in the Agreement and Plan of Merger. Subsequent to the Closing Date, Wesco is required to calculate the final closing date net working capital. If the final closing date net working capital is determined to be greater than the estimate at close, Wesco will remit additional cash consideration, equal to the difference, to Haas. If the final closing date net working capital is determined to be less than the estimate at close, Haas will return to Wesco a portion of the cash consideration received at close equal to the difference.

(2)         The preliminary pro forma deferred income tax assets and liabilities recorded for the difference between Haas’ tax bases and Wesco’s pro forma fair values for the assets acquired and liabilities assumed, using an estimated combined company federal and state statutory income tax rate of 38.0%.

(3)         As part of its preliminary assessment of the purchase price accounting for Haas, Wesco has identified on a preliminary basis the following significant identifiable intangible assets and assessed their preliminary fair values and estimated useful lives as follows:

Customer relationships — Haas’ operations are characterized by contractual arrangements with customers for chemical supply chain management services and distribution. The separately identifiable intangible asset reflects the estimated value that is attributable to the existing contractual arrangement and the value that is expected from the on-going relationship beyond the existing contractual period.

Technology — Haas provides customers with its chemical supply chain management system, tcmIS. The internet-based technology platform integrates with both customers’ and suppliers’ enterprise resource planning and accounting systems, and allows customers to automate transactions, and capture all purchasing, usage, process and operating data as they are created. The separately identifiable intangible asset reflects the estimated value that is attributable to the existing software and the value that is expected from its estimated useful life.

Trademark — Haas markets all of its products under the Haas trade names and is expected to continue to do so as it has a significant amount of business to business contracts under its trademark “Haztrack.” The separately identifiable intangible asset reflects the estimated value that is attributable to the trademark and the value that is expected from its estimated useful life.

Wesco has preliminarily ascribed the following values and estimated useful lives to the identifiable intangible assets (dollars in thousands):

Type of Identifiable Intangible Assets	Preliminary Fair Values	Estimated Useful Life
Definite-lived intangible assets:
Customer relationships	$77,400	15 Years
Technology	32,400	10 Years
Trademark	15,200	15 Years

Preliminary fair value of identifiable intangible assets	$125,000

The table below (in thousands) illustrates the effect of a 10% increase or decrease to the preliminary fair values of the acquired intangible assets on the pro forma financial statements. Such increases or decreases would result in a corresponding offsetting and equal change in the preliminary value of goodwill.

Customer Relationships	$7,740
Technology	3,240
Trademark	1,520

An increase or decrease of 10% to the preliminary fair values of the acquired intangible assets would result in a corresponding increase or decrease to amortization expense of $941 for the year ended September 30, 2013, and of $235 for the three months ended December 31, 2013.

(4)         Historically, Haas has calculated depreciation on a straight-line method using the following useful economic lives:

Years
Machinery and equipment	5 – 15
Furniture and fixtures	3 – 15
Computer equipment	3 – 5
Software	3 – 5
Leasehold Improvements	3 – 15

Management has assumed that the historical carrying value of the property and equipment, with the exception of internally developed software, equate to their fair value. Internally developed software has been stepped up to its fair value of $41,770, of which $9,413 is included within property and equipment. An additional expense of $81 and $326 was recorded as a pro forma adjustment for the three months ended December 31, 2013 and the year ended September 30, 2013 to account for the property and equipment step up in value. Depreciation was calculated using an average useful economic life of six years and on a straight-line basis.

(5)         Management has assumed that the historical carrying values of the following assets and liabilities, with the exception of other assets and other liabilities, equate to their fair value for the purposes of this preliminary purchase price allocation (in thousands):

	Historical Carrying Value	Pro Forma Adjustments	Assumed Fair Value
Cash and cash equivalents	$26,197	$—	$26,197
Accounts receivable	93,001	—	93,001
Inventories	66,439	—	66,439
Prepaid and other current assets	2,420	—	2,420
Other assets	15,631	28,977	44,608
Accounts payable and accrued expenses	(55,362)	(10,161)	(65,523)
Other liabilities	(3,961)	(7,144)	(11,105)

	$144,365	$11,672	$156,037

The pro forma adjustment to Haas’ other assets, includes the reversal of Haas’ debt issuance costs of $3,175, which is the result of the repayment of certain debt of Haas as a result of the acquisition. Additionally, Wesco incurred debt issuance costs of $10,161 related to its Term loan B Facility which has been recorded in accounts payable and accrued expenses. The net impact of Wesco’s new debt issuance costs and the reversal of Haas’ debt issuance costs is a net increase to other assets of $6,986, in the unaudited pro forma condensed consolidated balance sheet. Other assets is also affected by the increase in fair value of $14,383 attributed to income tax receivable and $7,608 attributed to investment in affiliates. As a result of the acquisition of Haas, Wesco is expected to receive monies from the respective tax authority as a result of net operating loss carryforwards that were incurred by Haas. Haas holds a 45% ownership interest in Haas FineChem Company Ltd. and a 49% ownership interest in AVIC Haas Chemical, both of which are located in China. At the time of the acquisition, the fair value of the ownership interest was determined to be $11,855, an increase of $7,608 from the historical value of the investment.

To account for elimination of deferred rent that was on Haas’ historical financial statements at the time of the acquisition, $1,856 was deducted from other liabilities. In addition, as part of the purchase price allocation, Haas identified approximately $9,000 of contracts which have a lower than market margin associated with the terms of the contract. The contracts were determined to have a weighted average life of three years.

(c) Debt

The pro forma adjustments to debt include the following (in thousands):

	Haas Debt Paid at Close	Wesco Borrowings	Pro Forma Adjustments
Revolving Facility	$—	$40,000	$—
Term loan	(179,100)	—	—
Term Loan B Facility	—	525,000	—

	(179,100)	565,000	—
Less: current portion	(2,120)	(5,250)	$3,130

Long-term debt	$(176,980)	$559,750	$382,770

Haas’ other short term debt with a current balance of $619 remained outstanding immediately following the acquisition. Borrowings under the Revolving Facility of $40,000 are due in 2017 and classified as long-term. The proceeds from the Term Loan B Facility include $5,250 due within one year and classified as current, with the remaining $519,750 classified as long-term and are due in 2021.

(d) Equity

The pro forma adjustments to equity include, as of September 30, 2013, the elimination of Haas’ total equity of $104,479. Additionally, a pro forma adjustment of $30,515 has been recorded to reduce retained earnings for Wesco’s transactions costs expected to be incurred after September 30, 2013 as a result of the acquisition.

In addition, Haas has equity-based incentive units under the terms of an equity-based incentive unit plan. Under the terms of this incentive unit plan, outstanding incentive unit awards became fully vested upon the close of the acquisition. Compensation expense of approximately $595 was recognized during the year ended September 30, 2013. This compensation expense will not be recorded in the purchase price allocation for the acquisition of Haas, and therefore, is not included as a pro forma adjustment to the unaudited pro forma condensed consolidated financial statements.

(e) Cost of Sales

The pro forma adjustment to cost of sales of $750 and $3,000 is attributed to the accretion of the step up in value for the liability associated with lower than market contracts recorded during the three months ended December 31, 2013 and year ended September 30, 2013.

(f) Selling, General and Administrative Expenses

The pro forma adjustment to selling, general and administrative expenses of $180 includes the reversal of Wesco’s and Haas’ acquisition-related expenses recorded during the three months ended December 31, 2013 and year ended September 30, 2013, respectively. These costs have been excluded from the unaudited pro forma condensed combined statements of earnings as they are nonrecurring charges that are directly attributable to the transaction.

(g) Amortization Expense

Represents adjustments to give pro forma effect to the following as if the Haas acquisition had occurred on October 1, 2012 (in thousands):

	Year ended September 30, 2013	Three months ended December 31, 2013
Amortization of intangibles (1)	$9,413	$2,353
Elimination of historical amortization of intangibles	(7,404)	(1,851)
Total pro forma adjustments	$2,009	$502

(1)         Assumes total intangible assets of $125,000 amortized over ten to fifteen years using the straight-line method, or a pattern in which the assets’ economic benefits are consumed.

(h) Interest Expense

Reflects changes in interest expense for debt issued in connection with the acquisition of Haas (in thousands):

	Year ended September 30, 2013	Three months ended December 31, 2013
Term Loan B Facility issued (1)	$17,063	$4,266
Credit facility borrowings (2)	964	241
Debt issuance costs (3)	1,452	363

Pro forma interest expense	19,479	4,870
Less historical interest expense on debt retired	(11,690)	(2,922)

Total pro forma adjustment	$7,789	$1,948

(1)         The borrowings under the Term Loan B Facility bear interest, with a margin of 2.50% per annum for Eurocurrency loans (subject to a minimum Eurocurrency rate floor of 0.75% per annum) or 1.50% per annum for ABR loans (subject to a minimum ABR floor of 1.75% per annum) at Wesco’s option. The pro forma adjustments to interest expense attributable to the Term Loan B facility borrowings for the year ended September 30, 2013 and the three months ended December 31, 2013 were $17,063 and $4,266, respectively, and assumed an interest rate of 3.25%.

(2)         The borrowings under the Revolving Facility bear interest based on the ABR (defined as Prime Rate plus an applicable margin rate ranging from 0.75%-1.50%), or Eurodollar (defined as London Inter-Bank Offer Rate (“LIBOR”) rates plus an applicable margin rate ranging from 1.75%-2.50%), at Wesco’s option. The applicable margin rates are indexed to Wesco’s Consolidated Total Leverage Ratio (as such ratio is defined in Wesco’s senior secured credit facilities) adjusted each reporting period based on operating results. The pro forma adjustments to interest expense attributable to the Revolving Facility borrowings for the year ended September 30, 2013 and the three months ended December 31, 2013 were $964 and $241, respectively, and assumed an interest rate of 3.25%.

(3)         Assumes total capitalized debt issuance costs of $10,161 being amortized using the straight line method over a five-year period.

The interest rates used to calculate pro forma interest expense on these debt facilities ranged from 2.41% to 3.25%. A 1/8th variance in interest rates would change pro forma interest expense by $177 and $706 for the three months ended December 31, 2013 and the year ended September 30, 2013, respectively.

(i) Management Fees

Management fees in the amount of $263 and $1,052 were charged by Haas’ primary shareholder for the three months ended December 31, 2013 and year ended September 30, 2013, respectively. These costs are not expected to occur going forward based on the new ownership structure.

(j) Provision for Income Taxes

Income tax benefit has been provided for the income tax effect of the pro forma adjustments to the unaudited pro forma condensed combined statements of earnings and income at an estimated combined company federal and state statutory rate of 38.0%.